Yelp Withdraws First Quarter and Full-Year 2020 Business Outlook Due to COVID-19

SAN FRANCISCO--(BUSINESS WIRE)-- Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, announced today that it is withdrawing its first quarter and full-year 2020 Business Outlook provided in its Shareholder Letter on February 13, 2020 due to heightened uncertainty related to COVID-19 and its impact on local economies and consumer activity.

“With the rapid spread of COVID-19 across the United States, we have witnessed a growing number of state and local governments restrict public life,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “Even as Yelp remains well positioned with a broad customer base and strong balance sheet, we believe it is appropriate to withdraw our first quarter and full-year 2020 guidance. While we cannot determine the full extent of COVID-19’s impact on our business at this time, we are monitoring this rapidly evolving situation closely and look forward to discussing our business in greater detail as part of our first quarter 2020 earnings results.”

About Yelp
Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a one-stop local platform for consumers to discover, connect and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment or purchase. Yelp was founded in San Francisco in July 2004.

Forward-Looking Statements
This press release contains forward-looking statements relating to Yelp’s future performance, including that its business is well positioned, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied, and such statements should not be considered as a guarantee of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•the ongoing impact of COVID-19 on local economies and consumer activity, as well as on employee productivity;
•Yelp’s ability to maintain and expand its base of advertisers;
•Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s Annual Report on Form 10-K at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Investor Relations Contact

Kate Krieger
ir@yelp.com